Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Second Quarter 2007
Settles California Litigation; Board of Directors Authorizes $50 Million in Stock Repurchase

Greenwood Village, CO — (BUSINESS WIRE) — August 16, 2007 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the twelve and twenty-eight weeks ended July 15, 2007. The Company also updated its outlook for the full year 2007 and provided its new restaurant opening plan for the full year 2008.

The second fiscal quarter of 2007 results included a $1.61 million pre-tax charge related to the previously announced acquisition of the 15 restaurants from California franchisees, which decreased diluted earnings per share by $0.07.  In addition, the Company incurred pre-tax general and administrative expenses of $0.2 million for costs related to the integration of the California restaurant acquisition, which decreased diluted earnings per share by $0.01.  Also included in the second quarter 2007 financial results is a legal settlement expense of $1.65 million related to the settlement of the California wage and hour litigation, which decreased diluted earnings per share by $0.07.

Financial and Operational Highlights

Highlights for the twelve weeks ended July 15, 2007, compared to the twelve weeks ended July 9, 2006, are as follows:

•                  Total revenues increased 31.5% to $178.6 million

•                  Restaurant revenue increased 32.4% to $174.9 million

•                  Company-owned comparable restaurant sales increased 3.1%

•                  Restaurant-level operating profit was 20.0% or $34.9 million

•                  GAAP diluted earnings per share were $0.29, which included a $0.07 charge for reacquired franchise costs, a $0.01 charge for acquisition related integration expenses, $0.07 in legal settlement expense discussed below, and $0.07 in stock compensation expense vs. GAAP diluted earnings per share of $0.43 last year, which included $0.05 in stock compensation expense

•                  A total of 11 new Red Robin® restaurants, 9 company-owned and 2 franchised locations were opened during the twelve-week period

Highlights for the twenty-eight weeks ended July 15, 2007, compared to the twenty-eight weeks ended July 9, 2006, are as follows:

•                  Total revenues increased 27.6% to $390.9 million

•                  Restaurant revenue increased 28.3% to $381.9 million

•                  Company-owned comparable restaurant sales increased 1.1%

•                  Restaurant-level operating profit was 20.1% or $76.7 million

•                  GAAP diluted earnings per share were $0.74, which included a $0.07 charge for reacquired franchise costs, a $0.01 charge for acquisition related integration expenses, $0.07 in legal settlement expense, and $0.15 in stock compensation expense vs. GAAP diluted earnings per share of $0.87 last year, which included $0.13 of stock compensation expense

•                  A total of 29 new Red Robin restaurants, 18 company-owned and 11 franchised locations were opened during the twenty-eight week period

As of the end of the fiscal second quarter of 2007, there were 240 company-owned and 133 franchised Red Robin restaurants.

“Our second quarter results reflect the positive impact of our national media campaign as well as improved performance from our current year restaurant openings.  Given the recent challenges faced by the casual dining industry in sustaining guest counts, we are encouraged by our positive traffic trends.  Over time, we believe raising national brand awareness for Red Robin will drive system-wide restaurant sales, particularly in those markets where we have not had a long operating history.  In addition, our new 2007 restaurants are benefiting from the new restaurant opening initiatives we implemented in the first quarter to ensure a great Red Robin experience for all our guests at these new locations.  The positive results we have seen so far from these efforts gives us renewed confidence in our growth strategy as we look to accelerate development next year and continue to build the Red Robin brand,” said Dennis B. Mullen, chairman and chief executive officer.

Litigation Settlement

On August 7, 2007, the Company entered into memoranda of understanding to settle the claims brought by certain plaintiffs under wage and hour laws in the state of California.  In connection with these settlements, the Company has recorded a pre-tax charge of $1.65 million for the estimated payments, costs and administrative expenses of the settlement liabilities. The settlements are subject to court approval, following which the Company believes all of its pending California wage and hour matters will be resolved.

Fiscal Second Quarter 2007 Results

Comparable restaurant sales increased 3.1% for company-owned restaurants in the fiscal second quarter of 2007 compared to the fiscal second quarter of 2006, driven by a 2.4% increase in the average guest check as well as a 0.7% increase in guest counts.  Average weekly comparable sales for company-owned restaurants were $65,553 for the 162 comparable restaurants in the fiscal second quarter of 2007, compared to $65,404 for the 137 comparable restaurants in the fiscal second quarter of 2006.  Average weekly sales for the 50 non-comparable company-owned restaurants were $59,979 in the fiscal second quarter of 2007, compared to $58,330 for the 43 non-comparable restaurants in the fiscal second quarter a year ago.  Average weekly sales in the fiscal second quarter of 2007 for the 13 restaurants acquired from the Washington franchisee were $85,599, and average weekly sales for the four weeks for the 17 existing California former franchise restaurants in the fiscal second quarter of 2007 were $69,999.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 31.5% to $178.6 million in the fiscal second quarter of 2007, versus $135.9 million last year.  Franchise royalties and fees decreased (1.1%) to $3.7 million in the fiscal second quarter of 2007 compared to $3.8 million in the same period a year ago.  Franchise royalties in the fiscal second quarter 2006 included $0.8 million from royalties attributed to the acquired restaurants in both Washington and California.

For the fiscal second quarter of 2007, the Company’s U.S. franchise restaurant sales of $88.1 million were relatively flat compared to $88.1 million in the prior year period.  Comparable sales in the fiscal second quarter of 2007 for franchise restaurants in the U.S. and Canada increased 0.2% and 2.9% over the fiscal second quarter of 2006, respectively.  Average weekly sales in the fiscal second quarter of 2007 for the Company’s comparable franchise restaurants were $58,481 in the U.S. versus $60,806 for the same period the prior year, and C$50,440 in Canada versus C$48,668 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 20.0% in the fiscal second quarter of 2007 compared to 21.7% in the fiscal second quarter of 2006.  Fiscal second quarter 2007 restaurant-level operating profit margins were negatively impacted primarily by higher cost of sales, mostly non-chicken proteins, dairy and cheese, as well as higher other costs, principally contributions to the national marketing fund, travel and utilities.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $14.0 million in the fiscal second quarter of 2007 and $11.4 million in the fiscal second quarter of 2006, which were 7.9% and 8.4% of total revenue, respectively.  Included in general and administrative expense in the fiscal second quarter of 2007 is $0.2 million in pre-tax costs associated with the integration of the acquired restaurants in California.

Reacquired franchise costs in the fiscal second quarter of 2007 represents a one-time pre-tax charge of $1.61 million relating primarily to the termination of franchise agreements for certain of the acquired California restaurants that operated at a royalty rate lower than current market royalty rates.

Legal settlement expenses of $1.65 million in the second fiscal quarter of 2007 represent the estimated costs to be incurred in connection with the recent settlement of the California wage and hour lawsuits.

Interest expense was $1.9 million in the fiscal second quarter of 2007 and $0.9 million in the fiscal second quarter of 2006.  The increase is primarily from additional borrowings under the Company’s credit facilities related to the Washington and California franchise acquisitions, offset by slightly lower average interest rates compared to the prior year.

Net income for the fiscal second quarter of 2007 was $4.9 million or $0.29 per diluted share, as compared to net income of $7.2 million, or $0.43 per diluted share, in the fiscal second quarter of 2006.  Net income for the fiscal second quarter of 2007 included a $1.61 million one-time pre-tax charge, or $0.07 per diluted share, relating to reacquired franchise costs, $0.2 million additional pre-tax general and administrative expenses related to the integration of the acquisition, or $0.01 per diluted share after tax, $1.65 million in pre-tax legal settlement expense, or $0.07 per diluted share after tax, and $1.8 million in pre-tax stock compensation expense, or $0.07 per diluted share after tax.  Net income for the fiscal second quarter of 2006 included $1.4 million in pre-tax stock compensation expense, or $0.05 per diluted share after tax.

Year to Date Results

Comparable restaurant sales increased 1.1% for Company-owned restaurants in the twenty-eight weeks ended July 15, 2007, over the year ago comparable period, driven by a 2.9% increase in the average guest check, which was offset by a (1.7%) decrease in guest counts.  Comparable sales in the twenty-eight week period for franchise restaurants in the U.S. decreased (1.0%) and franchise restaurants in Canada increased 3.1%, over the year ago comparable period.

Total Company revenues, which include Company-owned restaurant sales and franchise royalties and fees, increased 27.6% to $390.9 million for the twenty-eight weeks ended July 15, 2007, compared to $306.4 million for the twenty-eight weeks ended July 9, 2006. Average weekly comparable sales for Company-owned restaurants were $64,232 for the 162 comparable restaurants in the first twenty-eight weeks of 2007 compared to $65,371 for the 137 comparable restaurants in the first twenty-eight weeks a year ago. Average weekly non-comparable sales for 61 Company-owned restaurants in the first twenty-eight weeks of 2007 were $56,483 compared to $57,544 for the 50 non-comparable restaurants in the first twenty-eight weeks a year ago. The Company’s franchise royalties and fees increased 4.4% to $8.9 million compared to $8.5 million in the comparable period a year ago.  Franchise royalties in the twenty-eight weeks ended July 9, 2006 included $1.9 million from royalties attributed to the acquired restaurants in Washington and California.

For the twenty-eight weeks ended July 15, 2007, Red Robin’s franchise system reported a decrease in total U.S. franchise restaurant sales of (1.6%), to $201.1 million, compared to $204.4 million in the twenty-eight weeks ended July 9, 2006.  Average weekly sales for Red Robin’s comparable franchise restaurants were $57,512 in the U.S. versus $60,812 for the comparable period last year, and C$48,760 in Canada versus C$47,180 for the comparable period last year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 20.1% for the first twenty-eight weeks of 2007 compared to 21.2% for the comparable period of 2006.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $33.0 million for the first twenty-eight weeks of 2007 compared to $27.2 million for the same period of 2006, which were 8.4% and 8.9% of total revenue, respectively.  Included in general and administrative expense in the first twenty-eight weeks of 2007 was $0.2 million in pre-tax costs associated with the integration of the acquired restaurants.

Net income for the twenty-eight weeks ended July 15, 2007 was $12.4 million or $0.74 per diluted share, compared to net income of $14.5 million or $0.87 per diluted share in the prior year period.  Net income for the first twenty-eight weeks of 2007 included a one-time charge of $0.07 per diluted share relating to reacquired franchise costs, general and administrative expenses of $0.01 per diluted share related to the integration of the acquisition, legal settlement expenses of $0.07 per diluted share, and stock compensation expense of $0.15 per diluted share, while net income of $0.87 for the first twenty-eight weeks of 2006 included stock compensation expense of $0.13 per diluted share.

Franchise Acquisition

On June 18, 2007, the Company closed on the acquisition of 15 of the 17 existing franchised Red Robin restaurants in the state of California from Top Robin Ventures and Morite of California.  The purchase price paid for the initial 15 restaurants was approximately $44.3 million.  The purchase price was paid in cash, funded through borrowings under the Company’s new $300 million amended credit facility.

On July 16, 2007, and subsequent to the end of the fiscal second quarter, the Company acquired the assets of one of the remaining two existing franchised restaurants and acquired a new restaurant that had been under construction at the time of the original acquisition closing.  The existing restaurant has been operated by the Company since the original closing under a management services agreement. The Company paid consideration for the existing restaurant of $3.3 million. The new restaurant was purchased for $1.3 million, which was comprised of construction and related costs, including costs of opening the restaurant. One other Top Robin restaurant continues to be managed by the Company under a management services agreement. As previously disclosed, there is also the potential for up to an additional $3 million in earn-outs to be paid to the sellers assuming all 18 of the acquired restaurants achieve certain 2007 sales targets.  Through the second quarter 2007, approximately $1.5 million of this additional earn-out has been earned by the seller.

Outlook

For the fiscal third quarter of 2007, which is a twelve week quarter, the Company has completed all five openings that it expected to open in this quarter.  Franchisees are expected to open one to two new franchised restaurants.  Seven company-owned and four franchise restaurants are currently under construction.  In fiscal 2007, the Company plans to open 25 to 26 new company-owned units, of which 23 are already open, while franchisees are expected to open 14 to 15 new restaurants, of which 11 are already open.

For the full year 2007, which is a 52-week fiscal period, the Company expects revenues of $760 to $772 million, including an expected comparable restaurant sales increase of approximately 2% to 3.5%.  The 2007 revenue assumptions also reflect the impact of an approximate 2.9% price increase which is expected to be implemented in September.  Net income is expected to be between $1.65 and $1.76 per diluted share on a GAAP basis which includes a $0.07 per diluted share charge related to reacquired franchise costs, a $0.01 per diluted share charge for acquisition related integration expenses, a $0.07 per diluted share charge related to the settlement of the California wage and hour lawsuits, and a $0.28 to $0.30 per diluted share impact for stock compensation expense.

The Company’s fiscal 2007 financial guidance also includes the launch of a national advertising campaign.  Total 2007 spending is expected to be approximately $11.0 million to $11.5 million which will be funded by a national advertising fund, whereby each restaurant in the system, company-owned and franchised, is contributing approximately 1% of their restaurant revenue.  The company-owned restaurants began contributing an incremental 0.5% in March 2007 to the national advertising fund, with the remaining 0.5% contributions coming from the reallocation of historical marketing spending.

For the full year 2008, the Company expects to open 30 to 33 new company-owned restaurants with franchisees opening 13 to 15 new franchised restaurants.

The Company announced yesterday that Pattye Moore, the former President of Sonic Corp. (Nasdaq: SONC), has joined the Company’s board of directors effective August 15, 2007.

Lastly, the Company’s board of directors authorized the repurchase of up to $50 million in the Company’s common stock.  Stock repurchases may be made from time to time in open market transactions and through privately negotiated transactions.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal second quarter 2007 results today at 5:00 p.m. ET. The conference call number is (800) 289-0572.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc., (www.redrobin.com), founded in 1969, is a casual dining restaurant chain that serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 370 Red Robin® restaurants located across the United States and Canada, which include both corporate-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as  “assumptions,” “continue,” “expects,” “look to,” “plans,” “potential,” “will,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion, including both in new markets and existing markets; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base;  our ability to successfully integrate acquired restaurants; our ability to attract, motivate and retain qualified team members, particularly in new markets; the effectiveness of our new advertising strategy; the effectiveness of our new restaurant opening initiatives;  the ability of our franchisees to open and manage new restaurants; effectiveness of our management strategies and decisions; changes in the availability and costs of food; changes in labor costs; changes in energy costs; changes in availability of capital or credit facility borrowings; changes in the cost and availability of building materials and restaurant supplies; potential fluctuation in our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; changes in consumer preferences, general economic conditions or consumer discretionary spending; the costs associated with pending litigation including diversion of management time and attention and any expense related to settlement of such matters, including the California wage and hour matters; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:
Don Duffy/Raphael Gross of ICR
203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	July 15, 2007	December 31, 2006
Assets:
Current Assets:
Cash and cash equivalents	$16,564	$2,762
Accounts receivable, net	5,977	3,305
Inventories	9,996	8,486
Prepaid expenses and other current assets	3,818	5,885
Income tax receivable	31	5,862
Deferred tax asset	2,156	2,156
Restricted current assets—marketing funds	2,854	827
Total current assets	41,396	29,283
Property and equipment, net	385,682	351,736
Goodwill	54,728	43,496
Intangible assets, net	41,517	22,772
Other assets, net	4,116	3,311
Total assets	$527,439	$450,598

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$11,009	$6,312
Construction related payables	15,195	17,839
Accrued payroll and payroll related liabilities	23,144	19,144
Unredeemed gift certificates	6,416	9,374
Accrued liabilities	18,628	15,036
Accrued liabilities—marketing funds	2,854	827
Current portion of long-term debt and capital lease obligations	12,836	1,630
Total current liabilities	90,082	70,162
Deferred rent	19,522	18,076
Long-term debt and capital lease obligations	151,223	112,341
Other non-current liabilities	4,965	6,486
Total liabilities	265,792	207,065

Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 16,754,392 and 16,589,248 shares issued and outstanding, respectively	17	17
Treasury stock, 11,517 shares, at cost	(83)	(83)
Paid-in capital	152,414	146,614
Retained earnings	109,299	96,985
Total stockholders’ equity	261,647	243,533
Total liabilities and stockholders’ equity	$527,439	$450,598

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 15, 2007	July 9, 2006	July 15, 2007	July 9, 2006

Revenues:
Restaurant revenue	$174,865	$132,071	$381,922	$297,722
Franchise royalties and fees	3,709	3,751	8,927	8,547
Rent revenue	38	38	88	124
Total revenues	178,612	135,860	390,937	306,393

Costs and expenses:
Restaurant operating costs:
Cost of sales	40,699	29,781	87,734	67,876
Labor	60,181	45,649	131,183	103,189
Operating	28,699	20,177	62,755	45,510
Occupancy	10,343	7,858	23,596	17,931
Depreciation and amortization	9,870	7,381	22,159	16,503
General and administrative	14,043	11,382	32,976	27,229
Pre-opening costs	2,600	1,912	5,079	4,155
Legal settlement	1,653	—	1,653	—
Reacquired franchise costs	1,612	—	1,612	—
Total costs and expenses	169,700	124,140	368,747	282,393

Income from operations	8,912	11,720	22,190	24,000
Other expense (income):
Interest expense, net	1,918	937	4,217	2,007
Other	15	(19)	19	16
Total other expenses	1,933	918	4,236	2,023

Income before income taxes	6,979	10,802	17,954	21,977
Provision for income taxes	2,054	3,608	5,566	7,428
Net income	$4,925	$7,194	$12,388	$14,549
Earnings per share:
Basic	$0.30	$0.44	$0.75	$0.88
Diluted	$0.29	$0.43	$0.74	$0.87
Weighted average shares outstanding:
Basic	16,640	16,522	16,622	16,509
Diluted	16,814	16,727	16,792	16,719

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-eight Weeks Ended
	July 15, 2007	July 9, 2006
Cash Flows From Operating Activities:
Net income	$12,388	$14,549
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,159	16,503
Stock-based compensation expense	3,569	3,286
Other, net	161	(990)
Changes in operating assets and liabilities	15,065	9,201
Cash provided by operating activities	53,342	42,549

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	(2,176)	(707)
Acquisition of franchise restaurants, net of cash acquired of $35	(42,623)	—
Purchases of property and equipment	(46,142)	(47,747)
Cash used in investing activities	(90,941)	(48,454)

Cash Flows From Financing Activities:
Borrowings of long-term debt	166,000	12,638
Payments of long-term debt	(115,626)	(4,491)
Proceeds from exercise of stock options and employee stock purchase plan	1,499	1,067
Excess tax benefit related to exercise of stock options	408	242
Debt issuance costs	(594)	(446)
Payments of other debt and capital lease obligations	(286)	(836)
Cash provided by financing activities	51,401	8,174

Net change in cash and cash equivalents	13,802	2,269
Cash and cash equivalents, beginning of period	2,762	3,340
Cash and cash equivalents, end of period	$16,564	$5,609

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$4,125	$5,974
Interest paid, net of amounts capitalized	4,685	1,710

Supplemental Disclosure of Non-Cash Items:
Increases (decreases) of property and equipment on account	$(2,644)	$8,636

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and twenty-eight weeks ended July 15, 2007 and July 9, 2006, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 15, 2007		July 9, 2006		July 15, 2007		July 9, 2006
Restaurant revenues	$174,865	97.9%	$132,071	97.2%	$381,922	97.7%	$297,722	97.2%
Restaurant operating costs:
Cost of sales	40,699	23.3	29,781	22.5	87,734	23.0	67,876	22.8
Labor	60,181	34.4	45,649	34.6	131,183	34.3	103,189	34.7
Operating	28,699	16.4	20,177	15.3	62,755	16.4	45,510	15.3
Occupancy	10,343	5.9	7,858	5.9	23,596	6.2	17,931	6.0
Restaurant-level operating profit	34,943	20.0	28,606	21.7	76,654	20.1	63,216	21.2

Add — other revenues	3,747	2.1	3,789	2.8	9,015	2.3	8,671	2.8
Deduct — other operating:
Depreciation and amortization	9,870	5.5	7,381	5.4	22,159	5.7	16,503	5.4
General and administrative	14,043	7.9	11,382	8.4	32,976	8.4	27,229	8.9
Pre-opening costs	2,600	1.5	1,912	1.4	5,079	1.3	4,155	1.4
Legal settlement	1,653	0.9	—	—	1,653	0.4	—	—
Reacquired franchise rights	1,612	0.9	—	—	1,612	0.4	—	—
Total other operating	29,778	16.7	20,675	15.2	63,479	16.2	47,887	15.6

Income from operations	8,912	5.0	11,720	8.6	22,190	5.7	24,000	7.8

Total other expenses	1,933	1.1	918	0.7	4,236	1.1	2,023	0.7
Provision for income taxes	2,054	1.1	3,608	2.7	5,566	1.4	7,428	2.4
Total other	3,987	2.2	4,526	3.3	9,802	2.5	9,451	3.1

Net income	$4,925	2.8%	$7,194	5.3%	$12,388	3.2%	$14,549	4.7%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.